Exhibit 10(21)

HESS COPORATION

1501 McKinney Street

Houston, TX 77010

November 6, 2019

Via Hand Delivery

Mike Turner

Dear Mike:

Thank you for your outstanding tenure and service to Hess Corporation (hereinafter “Hess” or “Company”).  This letter confirms our agreement that you will separate from employment with Hess on April 3, 2020 (hereinafter “Separation Date”).

From January 1, 2020 until your Separation Date, you will relinquish the title of Senior Vice President Production and agree to assist with transitioning this role and its responsibilities to Gerbert Schoonman.

In exchange for continuing your employment until your Separation Date, assisting with transitioning your role, and signing and complying with the terms and conditions set forth in the attached General Release, the Company offers the payments described (in Section II) below.

I.Regardless of whether you sign the enclosed General Release:

EMPLOYMENT STATUS.  You and the Company intend for you to remain an employee of the Company until your Separation Date and to assist with transitioning your role to Gerbert Schoonman.  All Company compensation and benefits will cease as of your Separation Date, except as expressly set forth below or as otherwise required by law.

FINAL PAY.  You will receive a check no later than the payday following your Separation Date with your earnings through the Separation Date plus pay for any accrued but unused vacation (all Payments are subject to applicable deductions and withholdings).

II.If you continue your employment until the Separation Date and sign the enclosed General Release (and do not revoke it within the time period set forth therein), you will also receive the following:

SPECIAL PAYMENTS.  In exchange for signing the General Release and complying with the terms and conditions set forth therein, you will receive a first payment of $1,000,000 (subject to applicable deductions and withholdings) on October 9, 2020.

Assuming continued compliance with the terms and conditions of the General Release, you will receive a second payment of $1,000,000 (subject to applicable deductions and withholdings) on April 9, 2021.

To qualify for the Special Payments, you must sign and date the enclosed General Release after your Separation Date and return the signed General Release to Brent Schwartz in the Human Resources Department no later than April 25, 2020.

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THE GENERAL RELEASE.

After you sign the General Release, you will have seven (7) days to change your mind and revoke the General Release (as described in the General Release).  If you do not revoke the General Release in writing by the end of the seven (7) day period, the General Release will become effective at the end of such seven (7) days.

III.In addition to the items set forth above, the following is generally applicable to any employee separating from employment with the Company:

BENEFIT COVERAGE.  You are eligible for the Hess Retiree Medical Plan, which is the same as the Hess Medical Plan for active employees except vision coverage is not included.  To enroll in the Retiree Medical Plan, when you leave Hess call the Hess Benefits Center at Empyrean at 1-877-511-4377, Option 1.  Under the Retiree Medical Plan, you can also cover your spouse or domestic partner under age 65 and your dependent children under age 26.  You will be billed directly each month for the cost of Retiree Medical coverage.

If you do not enroll in the Retiree Medical Plan, medical and dental coverage for which you are presently enrolled under the Company’s medical and/or dental benefits plans will cease thirty (30) days following your Separation Date.

Basic Life Insurance and Optional Life Insurance coverage cease on your Separation Date, but may be converted to individual policies, provided you apply within thirty-one (31) days from the date your coverage ends.

Long Term Disability coverage ceases on your Separation Date, and Travel Accident coverage ceases on your Separation Date and neither can be converted to individual policies. Family Accident coverage ends on your Separation Date but may be converted to an individual policy, provided you apply within thirty-one (31) days from your Separation Date.

401(k) SAVINGS PLAN.  Your ability to contribute to the 401k Savings Plan (and any matching contributions by the Company) will cease on your Separation Date.  Contact the Benefits Center directly at 877-511-4377 to discuss options.  Please contact your accountant or investment advisor concerning the tax consequences of withdrawal and rollover of 401(k) account balances.

PENSION ELIGIBILITY.  You participated in the Company’s final average pay plan formula. Under the terms of this plan, if you had five or more years of service, or one year of service and have reached age 65 by your Separation Date, you will be entitled to a pension at age 65.  If you have ten (10) or more years of service by your Separation Date, you may request payment of this pension any time after age 55.

STOCK OPTIONS AND EQUITY/EQUITY-BASED INTERESTS.  You should carefully review the Company's Benefit Plan Documents and information available on the Fidelity site to determine your specific circumstances regarding long term incentive awards.  All terms and conditions are solely governed by these Plan Documents.

REFERENCES.  In response to any requests for job references, the Company will confirm your job title and dates of employment and, if authorized in writing by you, your most recent salary.

EXIT PROCEDURE.  You must settle all outstanding financial obligations to the Company including travel advances and expense reports.  Any Company property, including Company phones, computers and computer equipment, credit cards, and employee identification, must be surrendered.  You must

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also return to the Company all documents and other materials that are the property of the Company, its subsidiary and affiliated companies, predecessors, successors and assigns and its and their respective, officers, directors, owners, members, shareholders, partners, agents and employees.

AFFIRMATION OF DOCUMENTS.

In connection with your employment, you may have signed one or more agreements and/or received one or more policies concerning your obligations regarding:

1.the nondisclosure of trade secrets and other confidential and proprietary information of the Company;

2.disclosure of and assignment to the Company of developments, discoveries, inventions, know-how and improvements; and

3.non-competition, non-solicitation, and non-recruitment of the Company’s employees following the Separation Date;

As part of our normal termination procedures, we are taking this opportunity to advise you that the obligations specified in these agreements and/or policies continue to remain in effect notwithstanding the end of your employment.

We realize that you will want to review this letter carefully.  Please contact the Human Resources Department if you have any questions about the information provided here.  If you agree with the terms and conditions set forth in this letter, please sign where indicated below.

Yours truly,

/s/ A.P. (Andy) Slentz

A.P. (Andy) Slentz

SVP Global Human Resources

Enclosure

ACKNOLWEDGED AND AGREED:

_/s/ Mike Turner__11/6/19

Mike TurnerDate

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HESS CORPORATION

GENERAL RELEASE

In connection with My separation from employment effective April 3, 2020 (“Separation Date”), this General Release is given by the Releaser, Mike Turner, referred to as “I,” “Me” or “My,” to HESS CORPORATION, its subsidiaries and affiliated companies, predecessors, successors and assigns and its and their respective, officers, directors, owners, members, shareholders, partners, agents and employees, individually and in their official capacities, collectively referred to as “You”, “Your”, or “Released Parties.”

1.  General Release.  In consideration of Your issuance of the Special Payments, described in Paragraph 2 below, I hereby waive, release and give up all rights or claims which I may have against You, including but not limited to all causes of action, claims, damages, judgments or agreements of any kind arising from or in connection with My employment with You and/or the separation therefrom.  This General Release releases all rights or claims, including those of which I am not aware and those not mentioned in this General Release. This General Release applies to rights or claims resulting from anything that has happened up to the date that I sign this General Release, but not any that may arise after I sign it.

A. I specifically release the following rights or claims, as well as any other rights or claims I might have against You:  All rights or claims in connection with My employment and separation from employment with You, including

(i)Title VII of the Civil Rights Act, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Older Workers Benefit Protection Act; the Equal Pay Act; the Family and Medical Leave Act of 1993; the Fair Credit Reporting Act; the Sarbanes-Oxley Act of 2002; the National Labor Relations Act; the Immigration Reform and Control Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Rights Act of 1994; the False Claims Act;  the Employee Retirement Income Security Act of 1974; the federal Worker Adjustment and Retraining Act; Sections 503 and 504 of the Rehabilitation Act of 1973, United States Executive Orders 11246 and 11375, Regulations of Federal Contract Compliance Programs,  and

(ii) Texas Human Rights Act; Texas Blacklisting Law; Texas Payment of Wages Law; Texas Minimum Wage Law; Texas Labor Code; Texas AIDS Testing Law; Texas Genetic Testing Law; Texas Fair Credit Reporting Act; Texas Court Attendance and Witness Duty Leave Law; Texas Military Leave and Re-Employment Rights Law; and

(iii)all laws or claims pertaining to breach of employment contract or wrongful termination, retaliation (including, but not limited to, the retaliation provisions of any worker’s compensation law), harassment, defamation, libel or slander, detrimental reliance, emotional distress, attorney fees, costs, disbursements, expenses, or any whistle blower or other laws relating in any way whatsoever to My employment with You and the termination of My employment, all waivable claims under or based on any state constitution; and all claims in connection with the Second Amended and Restated 1995 Long-Term Incentive Plan (except with respect to any vested, unexercised stock options issued under such plan).

B.  By signing this General Release, I understand that I am providing a complete waiver of all claims to the maximum extent permitted by law, whether known or unknown, that may have arisen up to the date that I sign this General Release (except as otherwise expressly set forth herein).

C.  I understand, acknowledge and agree that I have no further right, title or interest with respect to any and all unvested stock options and any and all other unvested equity interests relating to the Released Parties (including subsidiary or affiliated companies), and that any and all such unvested stock options and any and all other unvested equity or equity-based interests are automatically forfeited and terminated as of My Separation Date.

D.  I understand, acknowledge and agree that the final payroll check I have received is made in complete satisfaction of any and all claims for accrued wages, salary, commissions, overtime premiums, vacation pay, holiday pay and any other pay for time worked, and leave of any kind to which I am, was, or may be entitled.  I expressly represent and acknowledge that the Company owes me no wages or other compensation, Payment, severance, or money of any kind or nature, and that as of the Separation Date, I have been fully compensated for all hours worked and services provided during my employment with You.

E.  This does not release You from any obligation for any vested, accrued benefits due Me as of the Separation Date under any of Your employee benefit plans, such as, but not limited to, the Medical Benefit Plan, Long Term Disability Insurance Plan, Sickness and Injury Pay Plan, 401(k) Savings Plan and Pension Plan, or from any claims under the Workers' Compensation or Unemployment Compensation laws.

2.  Special Payments.  As consideration for entering into this General Release and complying with the terms and conditions set forth herein, I will receive a first payment of $1,000,000 (subject to applicable deductions and withholdings) on October 9, 2020.

And assuming continued compliance with the terms and conditions of the General Release, I will receive a second payment of $1,000,000 (subject to applicable deductions and withholdings) on April 9, 2021.

These Special Payments exceed anything I would otherwise be entitled to if I did not sign this General Release.  I understand that these Special Payments will not be counted for any purpose under the terms of Your employee benefit plans.

3.  Future Matters.  If I file a charge or complaint with the United States Equal Employment Opportunity Commission or any other federal, state or local government agency, or anyone files a charge or complaint on My behalf, I understand that, to the maximum extent permitted by law, this General Release will bar My right to receive any monetary award or other personal recovery with regard to any such charge or complaint.  In addition, I expressly (i) agree not to be a class representative or be part of a class regarding any action under ERISA, or otherwise to bring an action under ERISA on behalf of a plan or trust for relief for such plan or trust under ERISA, and (ii) to the extent permitted by law, agree not to retain the benefits of any decision, judgment or settlement in any such action, for any rights or claims arising from or resulting from anything that has happened up to the date that I sign this General Release.

Nothing in this General Release prohibits Me from reporting possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided that I will use My reasonably best efforts to (1) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (2) request that such agency or entity treat such information as confidential.  I do not need the prior authorization from You to make any such reports or disclosures and I am not required to notify You that I have made such reports or disclosures.  This General Release does not limit My right to receive an award for information provided to any governmental agency or entity.

4.  Confidential Matters/Return of Property.  I will not disclose the nature, amount or fact that I have been offered, accept or receive the Payments or benefits described in Paragraph 2 above to anyone other than My attorney, My accountant or other tax counsel, or My spouse (if applicable), and then only if he or she agrees to keep this information confidential, or as otherwise required by law.

I acknowledge that, during My employment with You, I have acquired proprietary and other confidential information of Yours (herein “Proprietary Information”), including, without limitation, information relating to Your operations, personnel, budgets, business plans and prospects, assets, financial and technical data, financial statements and knowledge concerning Your organization and the skills and talents of Your employees, but excluding information which becomes generally known to the public (other than through me, directly or indirectly).  In addition to any other obligations that I may have to You, I will not use, for the benefit of myself or any other person or entity, or disclose to any person or entity (except as described above in connection with obtaining advice with respect to this General Release or except to the extent I am so compelled by subpoena or an order issued by a court of competent jurisdiction or government agency or except as otherwise required by law) any Proprietary Information, or other matters of which I am aware and which matters were considered by You to be confidential.  Within 30 days after I sign this Agreement, I will return to You all documents, materials and property in My possession, custody or control that are Your property.

5.  Cooperation.  I agree that I will cooperate with You and Your legal counsel in connection with any current or future investigation or litigation relating to any matter with which I was involved or of which I have knowledge or which occurred during My employment with You.  Such assistance will include, but not be limited to, depositions and testimony and will continue until such matters are resolved.  You will provide Me with reasonable notice whenever possible of the need of My cooperation.

6.  Continuing Obligations.  I agree that any provisions of Your policies and/or any agreements relating to nondisclosure of trade secrets and other confidential and proprietary information, restrictive covenants, intellectual property or conflicts of interest which contain My obligations that extend beyond My employment with You will continue to remain in full force and effect.

7.  Non-Competition.  I agree that during the period commencing on the Separation Date and ending April 1, 2022 (one year following my second Special Payment) (the “Restricted

Period”), I will not, directly or indirectly, in any manner or capacity be employed by, serve as a director or manager of, act as a consultant to or maintain any ownership interest in, any business that competes with You, including, without limitation, any business which is engaged in the business of exploring for, developing or producing, crude oil or natural gas (provided that My ownership of securities of less than one percent (1%) of any class of securities of a public company shall not, by itself, be considered to be a material ownership interest).  I further agree that during the Restricted Period, I will not interfere with the relationship between You and any person (including, without limitation, any business or governmental entity) that is, or during the six months immediately preceding My Separation Date, was Your client, customer, supplier, licensee, or partner, or had any other business relationship with You.

8.  Non-Disparagement.  I agree that I will not disparage or encourage or induce others to disparage You or any of the Released Parties.  For the purposes of this agreement, the term "disparage" includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Released Parties.

9.  Non-Solicitation of Employees.  I agree that for the Restricted Period, I will not, without the prior written consent by Your Senior Vice President of Human Resources, hire or seek to hire (whether on My own behalf or on behalf of some other person or entity) any person who is at the time Your employee, executive, consultant, independent contractor, representative, or other agent of Yours or any of Your affiliates, nor will I induce or encourage any employee, executive, consultant, independent contractor, representative, or other agent of Yours, to terminate his or her employment or business relationship with You.  I represent that I have not engaged in any activities since My Separation Date that would violate this Section.

10.  Violation of Agreements.  If I violate any of the provisions of this General Release, in addition to any other available remedies, You can terminate any remaining Payments to Me and recover any portion of the Special Payments that You already paid Me (except that I understand that I will be able to retain a minimum of $2,500 of the Special Payments set forth in Paragraph 2 above as consideration for this General Release and I acknowledge and agree that this General Release will otherwise remain in full force and effect).

11.  Severability.  If any portion of this General Release is found to be unenforceable but such portion would be enforceable if some part thereof were deleted or modified, then such portion will apply with such deletion or modification as is necessary to make it enforceable to the fullest extent permitted by law.  If any such portion (other than the general provisions contained in Paragraph 1 above) cannot be modified to be enforceable, such portion will be deemed severed from this General Release and will not affect the validity or enforceability of the remainder of this General Release.  With the exception of the waiver and release of ADEA claims, if for any reason the general provisions contained in Paragraph 1 above are found to be unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, You may rescind the General Release, terminate any remaining Payment to Me and recover any portion of the Special Payment that You have already paid Me (and/or seek restitution and/or offset of such Payment to the extent permitted by law).  If the waiver and release of ADEA claims is found to be unenforceable and I prevail on an ADEA claim, the court shall determine the extent to which You are entitled to restitution, recoupment or setoff with respect to Payment made to Me under this Agreement and/or recovery of any attorneys’ fees or costs authorized under federal law.

12.  Who is Bound.  I am bound by this General Release.  Anyone who succeeds to My rights and responsibilities, such as My heirs or the executor of My estate, is also bound.  This Release is made for Your benefit and all who succeed to Your rights and responsibilities, such as Your successors or assigns.

13.  No Admission of Wrongdoing.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the released parties have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against You or otherwise.

14.  Governing Law, Interpretation and Enforcement.  This Agreement shall, for all purposes, be construed, governed and enforced in accordance with the laws of the State of Texas without regard to Texas’ principles of conflicts of law.  If any provision of this Agreement should need to be interpreted or construed, I and You agree that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.  Additionally, any action to enforce the terms of this Agreement shall be commenced in Houston, Texas.  Both parties consent to personal jurisdiction in federal and state courts in Houston, Texas.

15.  Review and Signature.  I further state:

A.I have carefully read this General Release, which I acknowledge is written in terms that I fully understand.

B.I have had an opportunity to consider this General Release for at least 21 days and I understand and agree that any modifications to this General Release, whether material or immaterial, will not restart this 21 day period.

C.You advised Me in writing to talk to an attorney before signing this General Release, and I have had an opportunity to do so if I so chose.

D.I fully understand that once I have signed this General Release I may change My mind and choose to revoke My execution within seven (7) days from when I sign it and that any revocation of this General Release must be in writing and, within such seven (7) day period, either hand-delivered or mailed to Brent Schwartz, Human Resources (if mailed, the revocation must be postmarked within seven (7) days of the date upon which this General Release was signed by Me).

E.I UNDERSTAND THAT TO RECEIVE THE SPECIAL PAYMENT DESCRIBED IN PARAGRAPH 2 ABOVE, I MUST SIGN AND DATE THIS GENERAL RELEASE AND RETURN THE SIGNED GENERAL RELEASE NO EARLIER THAN THE SEPARATION DATE AND NO LATER THAN April 25, 2020.  This General Release must be returned to Brent Schwartz, Human Resources.  I understand that You will not make any Payment or provide any benefits pursuant to this General Release until after the seven (7) day revocation period expired without My having revoked this General Release.  To the extent I have signed this Agreement prior to expiration of the 21-day period to consider it, I hereby waive my right to the balance of such period of consideration and acknowledge that my waiver of the remainder of such period is voluntary, and not due to any threats or coercion by You.

F. The only promises or representations made to Me to sign this General Release are those stated in this General Release, and I have not relied on any other promises or representations in signing this General Release.

G.I am signing this General Release voluntarily.

H.I understand and agree to the terms of this General Release.

I.This General Release contains the entire understanding of You and I regarding the subject matter hereof.  This General Release may be modified only in a writing signed by You and Me and referring specifically hereto.

AGREED TO AND ACCEPTED, AND

EXECUTED this ______ day of __________, 2020

_______________________________

Mike Turner